UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Raven Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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205 E. 6th Street
Sioux Falls, South Dakota
Telephone 605-336-2750

March 30, 2015

Dear Shareholder:

You are cordially invited to join us for our Annual Meeting of Shareholders to be held on Thursday, May 21, 2015, at 9:00 a.m. (Central Daylight Time) at the Hilton Garden Inn Sioux Falls, Downtown, Sioux Falls, South Dakota.

The Notice of Annual Meeting of Shareholders and the Proxy Statement that follow describe the business to be conducted at the meeting. We will also report on matters of current interest to our shareholders.

Your vote helps to lower overall proxy costs and eliminates phone calls. Whether you own a few shares or many, it is important that your shares are represented. If you cannot attend the meeting in person, you may vote your shares as described in the following materials.

We look forward to seeing you at the meeting.

Sincerely,

Daniel A. Rykhus President and Chief Executive Officer

RAVEN INDUSTRIES, INC.
205 E. 6th Street
P.O. Box 5107
Sioux Falls, South Dakota 57117-5107
____________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 21, 2015
____________________________________________________

Time	9:00 a.m. CDT on Thursday, May 21, 2015

Place	Hilton Garden Inn Sioux Falls, Downtown 201 E. 8th Street, Ballroom B Sioux Falls, South Dakota

Items of	(1)	Elect seven directors.
Business	(2)	A non-binding advisory vote to approve the compensation for executive officers disclosed in this proxy statement.
	(3)	Approve an amendment to the Company's Amended and Restated 2010 Stock Incentive Plan.
	(4)	Ratify the appointment of the Independent Registered Public Accounting Firm.
	(5)	Consider such other business as may properly come before the Annual Meeting or any adjournments thereof.

Record Date	You are entitled to vote if you were a shareholder at the close of business on March 30, 2015.

Annual Meeting
If you are a shareholder, please come to the Annual Meeting and present proof of ownership of Company stock at the registration table. The Annual Meeting is open to shareholders and those guests invited by the Company.

Voting by Proxy	Please submit a proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. You may submit your proxy:
	(1)	over the Internet;
	(2)	by telephone; or
	(3)	by mail.

For specific instructions, refer to page 1 of this proxy statement and the voting instructions on the proxy card.

THIS PROXY STATEMENT AND PROXY CARD ARE BEING DISTRIBUTED ON OR ABOUT APRIL 10, 2015.

By Order of the Board of Directors,

Stephanie Herseth Sandlin
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 21, 2015.
The Proxy Statement and the Annual Report are available at: http://investors.ravenind.com/financials.cfm

PROXY STATEMENT
of
RAVEN INDUSTRIES, INC.
205 E. 6th Street, P.O. Box 5107
Sioux Falls, South Dakota 57117-5107

Annual Meeting of Shareholders to be held
May 21, 2015
0GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Raven Industries, Inc. (the “Company” or “Raven”) to be used at the Annual Meeting (the “Meeting”) of Shareholders of the Company, which is to be held on Thursday, May 21, 2015, at 9:00 A.M. (C.D.T.) at the Hilton Garden Inn Sioux Falls, Downtown, 201 E. 8th Street, Ballroom B, Sioux Falls, South Dakota. The approximate date on which this Proxy Statement and accompanying proxy were first sent or given to shareholders was April 10, 2015. Each shareholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke it at any time prior to its use by giving notice of such revocation to the Company in writing or in open meeting or by such shareholder giving a valid proxy bearing a later date. Presence at the meeting by a shareholder who has signed a proxy does not alone revoke the proxy. Only shareholders of record at the close of business on March 30, 2015 (the “Record Date”) will be entitled to vote at the Meeting or any adjournments thereof.

2VOTING SECURITIES AND PROXIES

The Company has outstanding only one class of voting securities, Common Stock $1.00 par value, of which 38,049,802 shares were outstanding as of the close of business on the Record Date. Shareholders representing a majority of the shares of Common Stock outstanding and entitled to vote must be present in person or represented by proxy in order to constitute a quorum to conduct business at the Meeting.

You are entitled to one vote for each share of Common Stock that you hold, except for the election of directors. With respect to the election of directors, if you vote for all nominees, one vote per share will be cast for each of the seven nominees. You may withhold votes from any or all nominees. Except for the votes that shareholders of record withhold from any or all nominees, the persons designated as proxies in the proxy card will vote such proxy “FOR” and, if necessary, will exercise cumulative voting rights to elect the nominees as directors of the Company. If you wish to cumulate your votes in the election of directors, you are entitled to as many votes as equal the number of shares held by you at the close of business on the Record Date, multiplied by the number of directors to be elected. You may cast, under the cumulative voting option, all of your votes for a single nominee or apportion your votes among any two or more nominees. For example, a holder of 100 shares may cast 700 votes for a single nominee, apportion 100 votes for each of seven nominees or apportion 700 votes in any other manner by so noting in the space provided on the proxy card. The cumulative voting feature for the election of directors is also available by voting in person at the Meeting; it is not available by telephone or on the Internet.

In the election of directors, the seven director nominees who receive the highest number of votes will be elected as directors. The affirmative vote of a majority of the shares of common stock represented at the Meeting, either in person or by proxy, assuming a quorum is present, is required to approve any of the other proposals. If an executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote, but they will not be considered to have been voted in favor of such matter. If a signed proxy is returned by a broker holding shares in “street name,” and it indicates that the broker does not have discretionary authority to vote certain shares on one or more matters, such shares will be considered present at the Meeting for purposes of determining a quorum but will not be considered to be represented at the Meeting for purposes of calculating the vote with respect to such matter.

2OWNERSHIP OF COMMON STOCK

The following table shows certain information regarding beneficial ownership of the Company's common stock as of the Record Date by: (i) any person known by the Company to be the owner, of record or beneficially, of more than 5% of the Common Stock, (ii) each of the executive officers, directors and nominees for election to the Company's Board of Directors, and (iii) all executive officers and directors as a group.

Name of beneficial owner	Non-voting stock units vested	Shares beneficially owned		Percent of class
Jason M. Andringa	6,021	500	(12)	*

Steven E. Brazones		—		*

Matthew T. Burkhart		67,345	(1)	*

Thomas S. Everist	13,069	30,869	(12)	*

Mark E. Griffin	13,069	23,651	(12)	*

Thomas Iacarella		301,837	(2)	*

Kevin T. Kirby	11,526	39,271	(12) (14)	*

Marc E. LeBaron	9,961	2,000	(12)	*

Janet L. Matthiesen		16,284	(3)	*

Cynthia H. Milligan	15,697	14,248	(12)	*

Daniel A. Rykhus		305,098	(4)	*

Stephanie Herseth Sandlin		8,400	(5)	*

Anthony D. Schmidt		47,481	(6)	*

Lon E. Stroschein		47,620	(7)	*

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202		4,742,600	(8)	12.5

Neuberger Berman Group LLC 605 Third Avenue New York, NY 10158		3,702,971	(9)	9.7

The Vanguard Group, Inc. 100 Vanguard Blvd Malvern, PA 19335		2,537,485	(10)	6.7

BlackRock, Inc. 40 East 52nd Street New York, NY 10022		2,002,384	(11)	5.3

All executive officers, directors and nominees as a group (14 persons)		904,604	(12,13)	2.4
* Less than 1%

(1)     Includes 52,400 shares that may be purchased within 60 days by exercise of outstanding options.

(2)    Includes 58,400 shares that may be purchased within 60 days by exercise of outstanding options.

(3)    Includes 16,200 shares that may be purchased within 60 days by exercise of outstanding options.

(4)    Includes 200,150 shares that may be purchased within 60 days by exercise of outstanding options.

(5)    Includes 7,800 shares that may be purchased within 60 days by exercise of outstanding options.

(6)    Includes 28,950 shares that may be purchased within 60 days by exercise of outstanding options.

(7)    Includes 42,950 shares that may be purchased within 60 days by exercise of outstanding options.

(8)    Data based on Schedule 13G filed by the shareholder with the SEC on February 10, 2015.

(9)     Data based on Schedule 13G filed by the shareholder with the SEC on February 11, 2015.

(10)    Data based on Schedule 13G filed by the shareholder with the SEC on February 10, 2015.

(11)    Data based on Schedule 13G filed by the shareholder with the SEC on February 2, 2015.

(12)     Does not include non-voting vested Stock Units held by the Deferred Compensation Plan for Directors.

(13)    Includes 406,850 shares that may be purchased within 60 days by exercise of outstanding options.

(14)    Includes 1,064 shares held as Trustee FBO Child.

ELECTION OF DIRECTORS
2Proposal No. 1

Director Nominees and Qualifications. Seven directors are to be elected at the Meeting, each director to serve until the next Annual Meeting of Shareholders. All of the nominees listed below are now serving as directors and all of the nominees have agreed to serve.

The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his or her age, all positions he or she holds within the Company, his or her principal occupation and business experience for the past five years, the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years, and whether each director is independent. Independence has been determined according to Nasdaq listing standards.

As described below under “Corporate Governance - Nominations to the Board of Directors," in considering nominations to the Board of Directors, the Governance Committee of the Board considers such qualities as the individual's experience, character, integrity and other factors. As a whole, the Board believes the current Board is composed of directors who bring diverse experiences and backgrounds relevant to the Company's business; who form a balanced core of business executives with varied expertise; who have substantial experience outside the business community, and who will represent the balanced, best interests of the shareholders as a whole. We also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our Company and our Board. Each nominee's description below includes information regarding each nominee's specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director.

Name of Nominee (Age) Director Since Director Independence	Principal Occupation, Business Experience and Directorships in Public Companies in Past Five Years, and Qualifications to Serve as a Director of Raven
Jason M. Andringa (39) 2013 Independent Director
Mr. Andringa was named the President and Chief Operating Officer of Vermeer Corporation, Pella, Iowa on November 1, 2014. Prior to that, he was President of Forage & Environmental Solutions for Vermeer Corporation. Vermeer Corporation manufactures equipment for the construction, agriculture, surface mining, forestry and landscaping industries and serves markets around the world. Prior to his current role in the company, Mr. Andringa also served as Vice President for Dealer Distribution and Global Accounts and was based in the Netherlands while serving as Managing Director for Europe, the Middle East and Africa. With Vermeer, his level of supervision of financial personnel and audit procedures gives him an understanding of accounting principles, internal controls and audit committee functions; as a result, he is considered an "audit committee financial expert." He brings a strong understanding of manufacturing and operations and substantial experience in both domestic and international markets. Prior to joining Vermeer, Mr. Andringa was a staff engineer for four years at NASA's Jet Propulsion Laboratory where he applied his Master of Science in Aeronautics and Astronautics from MIT. In addition to his board membership for a number of Vermeer subsidiaries, Mr. Andringa also serves on the Board of Advisors for Camcraft and the Board of Trustees for The Nature Conservancy of Iowa. Mr. Andringa's educational and professional background qualifies him to serve as director and provides valuable business and strategic insight to the Board.

Thomas S. Everist (65) 1996 Independent Director
Mr. Everist was named Chairman of the Board of the Company on April 1, 2009. He is President and Chief Executive Officer of The Everist Company, Sioux Falls, SD, a position he has held since 2002. He was President and Chief Executive Officer, L.G. Everist, Inc., Sioux Falls, SD, from 1987 to 2002. These companies mine and produce construction materials including aggregate, concrete and asphalt. He brings a strong understanding of production and logistical operations. Since 2006, he has been the managing member of South Maryland Creek Ranch, LLC, a land development company, and President of SMCR, Inc., an investment company. He is a director of MDU Resources, Bismarck, ND, a publicly traded energy and utility company, where he chairs the Compensation Committee. He is also a director of several non-public companies, including Showplace Wood Products, Bell, Inc. and Everist Health, Inc. Mr. Everist brings demonstrated success in business and leadership skills, serving as president and chairman of his companies, headquartered in the Company's home state, for over 27 years.

Name of Nominee (Age) Director Since Director Independence	Principal Occupation, Business Experience and Directorships in Public Companies in Past Five Years, and Qualifications to Serve as a Director of Raven
Mark E. Griffin (64) 1987 Independent Director
Mr. Griffin has been President and Chief Executive Officer of Lewis Drugs, Inc., Sioux Falls, SD since 1986. Lewis Drugs is a regional retail department and drug store chain. He is a board member of the National Association of Chain Drug Stores. He is also President and Chief Executive Officer of Griffson Realty Company, Fredin Associates and G.E.F. Associates, Sioux Falls, SD. Mr. Griffin brings over 29 years of experience as a CEO of a significant retail business and a real estate company, among other businesses, in the Company's home community. Not only does he bring extensive operations, marketing and distribution experience, but he also has a valuable perspective on local issues involving real estate, work force and other matters.

Kevin T. Kirby (60) 2007 Independent Director
Mr. Kirby is CEO and a director of Face It TOGETHER, a non-profit organization. He was the Executive Vice President and Treasurer of Western Surety Company from 1979 to 1992. In this position he developed an understanding of accounting principles, internal controls and audit committee functions; as a result he is considered an “audit committee financial expert." He was elected a Director of the Company in 1989 and resigned his position in 2001. From 1993-2001 he chaired the Raven Audit Committee. He was asked to rejoin the Board in 2007. Mr. Kirby brings to the Board over 30 years of expertise in corporate finance and investment management, as well as an insurance background, and provides a valuable risk management perspective.

Marc E. LeBaron (60) 2011 Independent Director
Mr. LeBaron has been Chairman/CEO of Lincoln Industries in Lincoln, NE since 2001. Lincoln Industries is a supplier of products requiring high performance metal finishing. He has served on the Board of Directors of Ballantyne Strong, Inc. since 2005. He serves on Ballantyne's Audit Committee, Compensation Committee and Nominating and Governance Committees. He is also a director of Assurity Security Group, Inc., Lincoln, NE. Mr. LeBaron brings his experience as the CEO of a Midwestern ISO certified manufacturer, recognized as one of the best places to work in America. His organizational leadership experience, ability to identify and implement business strategy and knowledge of corporate governance give him the operational expertise and breadth of knowledge which qualify him to serve as director.

Cynthia H. Milligan (68) 2001 Independent Director
Mrs. Milligan is Dean Emeritus of the College of Business Administration University of Nebraska-Lincoln. She was Dean from 1998 until her retirement in 2009. She has been an adjunct professor at Georgetown University Law Center and the University of Nebraska College of Law. She was the Director of Banking and Finance for the state of Nebraska from 1987 to 1991, supervising several hundred financial institutions. This experience has given her an understanding of accounting principles, internal controls and audit committee functions; as a result she is considered an “audit committee financial expert." She is a Director of Wells Fargo and Co., San Francisco, CA where she serves on the Risk Committee, Governance and Nominating Committee, Corporate Responsibility Committee and chairs the Credit Committee; Calvert Funds, Bethesda, MD where she serves on the Audit and Governance Committees, and Kellogg Company where she serves on the Compensation and Social Responsibility & Public Policy Committees. Mrs. Milligan's educational and governmental background provides valuable business, regulatory and legal insights to the Board.

Daniel A. Rykhus (50) 2008 Not Independent
Mr. Rykhus was named President and Chief Executive Officer on August 20, 2010, and had been Executive Vice President of the Company since 2004. He was the General Manager of the Applied Technology Division from 1998 through 2009, growing the division's sales from $15 million to over $100 million. He joined the Company in 1990 as Director of World Class Manufacturing. He serves on the boards of Great Western Bank and many non-profit organizations in Sioux Falls, SD. The Board believes that Mr. Rykhus is an appropriate representative of management on the Board given his position as a senior executive officer and his long tenure with the Company. In addition, Mr. Rykhus brings a wealth of industry experience to the Board.

All shares represented by proxies will be voted FOR all the previously named nominees unless a contrary choice is specified. If any director nominee should withdraw or become unavailable to serve for reasons not presently known, the proxies that would otherwise have been voted for such nominee will be voted for a substitute nominee that may be selected by the Governance Committee of the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE UFORU ALL NOMINEES.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (SAY ON PAY)
Proposal No. 2

The Company's executive compensation program is designed to align the interests of the executive team with those of Raven shareholders. “Compensation Discussion and Analysis” that begins on page 17 explains our compensation programs in more detail. In summary, the shareholders should approve our executive compensation for the following reasons, among others:

•
Our executive compensation program uses salary and benefits, a management incentive program and a long-term incentive plan to achieve our goals, with a focus on tying compensation to corporate performance while remaining competitive to retain and attract an outstanding management team.

•
In fiscal 2013 and again in fiscal 2015, the company worked with an independent compensation consultant to evaluate our compensation relative to our peers and to modify our long-term incentive compensation program (LTIP) to incorporate performance-based restricted stock units (RSUs), tying compensation more closely to corporate performance and the long-term creation and protection of shareholder value.

•
In fiscal 2010 and fiscal 2014, years when Raven had lower financial performance results, annual incentive plan payments were sharply lower than in the preceding years. Further, under the LTIP, our financial results in each year starting in fiscal 2013 will continue to affect the executives' payouts under the RSU awards, which are based on a three-year performance period.

At the annual meeting, the shareholders will be given the opportunity to vote for or against a non-binding resolution to approve the compensation of the named executive officers of the Company, as described in "Compensation Discussion and Analysis" and the tabular and narrative disclosure regarding executive compensation contained in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission. For the reasons described above, the Board recommends that shareholders vote to approve the executive compensation of the Company.

Because the vote is advisory, it will not be binding upon the Board. However, the Personnel and Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE UFORU Proposal No. 2.
APPROVAL OF AMENDMENT TO THE RAVEN INDUSTRIES, INC. AMENDED AND RESTATED 2010 STOCK INCENTIVE PLAN
Proposal No. 3

The Raven Industries, Inc. 2010 Amended and Restated Stock Incentive Plan (the “Plan”) has previously been adopted by the Board of Directors and approved by the shareholders, and an increase in the number of shares reserved for issuance thereunder was previously approved by the shareholders in May 2012. As of the Record Date, approximately 190,000 shares remain available for future grants. The Board of Directors has adopted an amendment to the Plan that increases the number of shares reserved for issuance thereunder by 750,000 shares, subject to and contingent upon the approval of the Company’s shareholders at the Annual Meeting.

The Board of Directors believes that the approval of the amendment to the Plan increasing the Plan reserve is in the best interests of Raven and its shareholders because the availability of an adequate number of shares reserved for issuance under the Plan is an important factor in attracting, retaining, and motivating employees, consultants and directors in order to achieve the Company’s long-term growth and profitability objectives. Below is a summary of the Plan and a discussion of the federal income tax consequences of the issuance and exercise of incentives under the Plan to recipients and to the Company.

Description of the Plan

General

The purpose of the Plan is to increase shareholder value and to advance the interests of the Company by furnishing a variety of economic incentives designed to attract, retain and motivate employees, certain key consultants and directors of the Company. The compensation committee administers the Plan. The compensation committee may grant Incentives to employees (including officers) of the Company or its subsidiaries, members of the Board of Directors, and consultants or other independent contractors who provide services to the Company or its subsidiaries, in the following forms, each of which is discussed below:

(a) non-statutory stock options and incentive stock options; (b) stock appreciation rights (“SARs”); (c) stock awards; (d) restricted stock; (e) restricted stock units; and (f) performance awards.

Eligible Participants

Employees (including officers) of the Company and its subsidiaries, members of the Board of Directors and consultants or other independent contractors who provide services to the Company or its subsidiaries are eligible to receive Incentives under the Plan, as described below, when designated by the compensation committee.

Description of Incentives

Stock Options. The compensation committee may grant non-qualified and incentive stock options to eligible employees to purchase shares of common stock from the Company. The Plan confers on the compensation committee discretion, with respect to any such stock option, to determine the term of each option, the time or times during its term when the option becomes exercisable and the number and purchase price of the shares subject to the option. However, the option price per share may not be less than the fair market value of the common stock on the grant date.

Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive, without payment to the Company, a number of shares, cash or any combination thereof, the amount of which is equal to the aggregate amount of the appreciation in the shares of common stock as to which the SAR is exercised. For this purpose, the “appreciation” in the shares consists of the amount by which the fair market value of the shares of common stock on the exercise date exceeds (a) in the case of a SAR related to a stock option, the purchase price of the shares under the option or (b) in the case of an SAR granted alone, without reference to a related stock option, an amount determined by the compensation committee at the time of grant. The compensation committee has the discretion to determine the number of shares as to which a SAR will relate as well as the duration and exercisability of a SAR. However, the exercise price may not be less than the fair market value of the common stock on the grant date.

Limitation on Certain Grants. During any one fiscal year, no person shall receive Incentives under the Plan that could result in that person receiving, earning or acquiring, subject to certain adjustments for stock splits, etc.: (a) Stock Options and SARs for, in the aggregate, more than 400,000 shares of Common Stock; or (b) Performance Awards, in the aggregate, for more than 200,000 shares of Common Stock or, if payable in cash, with a maximum amount payable exceeding $2,000,000.

Stock Awards. Stock awards consist of the transfer by the Company to an eligible participant of shares of common stock, without payment, as additional compensation for services to the Company. The number of shares transferred pursuant to any stock award is determined by the compensation committee.

Restricted Stock. Restricted stock consists of the sale or transfer by the Company to an eligible participant of one or more shares of common stock that are subject to restrictions on their sale or other transfer by the employee which restrictions will lapse after a period of time as determined by the compensation committee. If restricted stock is sold to a participant, the sale price will be determined by the compensation committee, and the price may vary from time to time and among employees and may be less than the fair market value of the shares at the date of sale. Subject to these restrictions and the other requirements of the Plan, a participant receiving restricted stock shall have all of the rights of a shareholder as to those shares.

Restricted Stock Units. A restricted stock unit is a right to receive one share of common stock at a future date that has been granted subject to terms and conditions, including a risk of forfeiture, established by the compensation committee. Participants who receive restricted stock units will have no rights as shareholders with respect to such restricted stock units until the share certificates for common stock are issued to the participants. However, to the extent provided by the compensation committee in the award agreement, quarterly during the applicable restricted period, the Company will either (1) pay to each such participant an amount equal to the sum of all dividends and other distributions paid by the Company on the equivalent number of shares of common stock or (2) defer the dividend equivalent amounts, with the amount thereof automatically deemed reinvested in additional restricted stock units. Restricted stock units may be satisfied by delivery of shares of stock, cash equal to the Fair Market Value of the specified number of shares covered by the restricted stock units, or a combination thereof, as determined by the compensation committee at the date of grant or thereafter.

Performance Awards. A performance award is a right to either a number of shares of common stock, their cash equivalent, or a combination thereof, based on satisfaction of performance goals for a particular period. At or about the same time that performance goals are established for a specific period, the compensation committee shall in its absolute discretion establish the percentage of the performance awards granted for such performance period which shall be earned by the participant for various levels of performance measured in relation to achievement of performance goals for such performance period.

Performance goals applicable to a performance award will be established by the compensation committee not more than 90 days after the beginning of the relevant performance period. The performance goals for performance awards that are intended to qualify as “performance based” compensation within the meaning of Section 162(m) of the Code must be based on one or more of the following business criteria: earnings per share, operating income or profit, net income, gross or net sales, expenses, expenses as a percentage of net sales, inventory turns, cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment), gross profit, margins, working capital, earnings before interest and tax (EBIT), earnings before interest, tax, depreciation and amortization (EBITDA), return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue), revenue growth, share price (including, but not limited to, growth measures and total shareholder return), operating efficiency, productivity ratios, market share, economic value added and safety. Any of the above criteria may be used to measure the performance of the Company, a subsidiary and/or affiliate of the Company as a whole or any business unit of the Company, subsidiary, and/or such an affiliate or any combination thereof, as the compensation committee may deem appropriate, or any of the above criteria as compared to the performance of a group of comparator companies, or published or special index that the compensation committee, in its sole discretion, deems appropriate, or the compensation committee may select criteria based on the Company’s share price as compared to various stock market indices. The compensation committee, in its sole discretion, may modify the performance goals if it determines that circumstances have changed and modification is required to reflect the original intent of the performance goals; provided, however, that no such change or modification may be made to the extent it increases the amount of compensation payable to any participant who is a “covered employee” within the meaning of Code Section 162(m).

The compensation committee will determine the terms and conditions applicable to any performance award, which may include restrictions on the delivery of common stock payable in connection with the performance award, the requirement that the stock be delivered in the form of restricted stock, or other restrictions that could result in the future forfeiture of all or part of any stock earned. The compensation committee will, as soon as practicable after the close of a performance period, determine the extent to which the performance goals for such performance period have been achieved; and the percentage of the performance awards earned as a result. Performance awards will not be earned for any participant who is not employed by the Company or a subsidiary continuously during the entire performance period for which such performance award was granted, except in certain events such as death, disability or retirement.

With the consent of the compensation committee, a participant who has been granted a performance award may elect to defer receipt of all or any part of any distribution associated with that performance award pursuant to the terms of a deferred compensation plan of the Company, subject to compliance with Code Section 409A.

Transferability of Incentives

Incentives granted under the Plan may not be transferred, pledged or assigned by the holder thereof except, in the event of the holder’s death, by will or the laws of descent and distribution to the limited extent provided in the Plan or the Incentive, or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. However, non-qualified stock options may be transferred by the holder thereof to the holder’s spouse, children, grandchildren or parents (collectively, the “Family Members”), to trusts for the benefit of Family Members, to partnerships or limited liability companies in which Family Members are the only partners or shareholders.

Duration, Termination and Amendment of the Incentive Plan and Incentives

The Plan will remain in effect until all Incentives granted under the Plan have been satisfied or terminated and all restrictions on shares issued under the Plan have lapsed. No Incentives may be granted under the Plan after March 20, 2020, the tenth anniversary of the approval of the Plan by the Board of Directors.

The Board of Directors may amend or discontinue the Plan at any time. However, no such amendment or discontinuance may adversely change or impair a previously granted Incentive without the consent of the recipient thereof. Certain Plan amendments require shareholder approval, including amendments which would increase the maximum number of shares of common stock which may be issued to all participants under the Plan, change the class of persons eligible to receive Incentives under the Plan, or materially increase the benefits accruing to participants under the Plan.

Generally, the terms of an existing Incentive may be amended by agreement between the compensation committee and the participant. However, in the case of a stock option or SAR, no such amendment shall (a) without shareholder approval, lower the exercise price of a previously granted stock option or SAR, or (b) extend the term of the Incentive, with certain exceptions.

Change in Control; Effect of Sale, Merger, Exchange or Liquidation

Upon the occurrence of an event satisfying the definition of “Change in Control” with respect to a particular Incentive, unless otherwise provided in the agreement for the Incentive, such Incentive shall become vested and all restrictions shall lapse. The compensation committee may, in its discretion, include such further provisions and limitations in any agreement for an Incentive as it may deem desirable. “Change in Control” means the occurrence of any one or more of the following: (a) the acquisition by any individual, entity or group of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than thirty percent (30%) of the outstanding voting power of the Company entitled to vote in the election of directors; provided that a Change in Control shall not be deemed to occur solely because more than thirty percent (30%) of the outstanding voting shares is acquired by a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries; (b) a merger, consolidation or other reorganization involving the Company if the shareholders of the Company and their affiliates, immediately before such merger, consolidation or other reorganization, do not, as a result of such merger, consolidation, or other reorganization, own directly or indirectly, more than fifty percent (50%) of the voting equity securities of the successor entity; (c) a majority of the members of the Board of Directors is replaced within a period of less than two years by directors not nominated and approved by the Board of Directors; or (d) the sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries determined on a consolidated basis, or a complete liquidation or dissolution of the Company.

Unless otherwise provided in the agreement for an Incentive, in the event of an acquisition of the Company through the sale of substantially all of the Company’s assets or through a merger, exchange, reorganization or liquidation of the Company or a similar event as determined by the compensation committee (collectively a “transaction”), the compensation committee shall be authorized, in its sole discretion, to take any and all action it deems equitable under the circumstances, including but not limited to any one or more of the following: (1) terminating the Plan and all Incentives and issuing the holders of outstanding vested options and SARs the stock, securities or assets they would have received if the Incentives had been exercised immediately before the transaction, (2) providing that participants holding outstanding vested common stock-based Incentives shall receive, at the determination of the compensation committee, cash, securities or other property, in an amount equal to the excess, if any, of the fair market value of the common stock issuable under the Incentives on a date within ten days prior to the effective date of such transaction over the option price or other amount owed by a participant, if any, and that such Incentives shall be cancelled, including the cancellation without consideration of all options that have an exercise price below the per share value of the consideration received by the Company in the transaction; (3) providing that the Plan (or a replacement plan) shall continue with respect to Incentives not cancelled or terminated as of the effective date of such transaction and provide to participants holding such Incentives the right to earn their respective Incentives on a substantially equivalent basis with respect to the equity of the entity succeeding the Company by reason of such transaction; and (4) providing that all unvested, unearned or restricted Incentives, including but not limited to restricted stock for which restrictions have not lapsed as of the effective date of such transaction, shall be void and deemed terminated, or, in the alternative, for the acceleration or waiver of any vesting, earning or restrictions on any Incentive.

Federal Income Tax Consequences

The following discussion sets forth certain United States federal income tax consequences of the granting, vesting and exercise of Incentives under the Plan and related matters. These tax considerations are stated in general terms and are based on the Internal Revenue Code of 1986 in its current form and current judicial and administrative interpretations thereof.

When a non-qualified stock option granted pursuant to the Plan is exercised, the employee will realize ordinary income measured by the difference between the aggregate purchase price of the shares of common stock as to which the option is exercised and the aggregate fair market value of shares of the common stock on the exercise date, and the Company will be entitled to a deduction in the year the option is exercised equal to the amount the employee is required to treat as ordinary income.

Options that qualify as incentive stock options are entitled to special tax treatment. Under existing federal income tax law, if shares purchased pursuant to the exercise of such an option are disposed of by the optionee after the later of two years from the date of granting of the option or one year after the transfer of the shares to the optionee, then (i) no income will be recognized to the optionee upon the exercise of the option; (ii) any gain or loss will be recognized to the optionee only upon ultimate disposition of the shares and, assuming the shares constitute capital assets in the optionee’s hands, will be treated as long-term capital gain or loss; (iii) the optionee’s basis in the shares purchased will be equal to the amount of cash paid for such shares; and (iv) the Company will not be entitled to a federal income tax deduction in connection with the exercise of the option. The Company understands that the difference between the option price and the fair market value of the shares acquired upon exercise of an incentive stock option will be treated as an “item of tax preference” for purposes of the alternative minimum tax. In addition, incentive stock options exercised more than three months after retirement are treated as non-qualified options.

The Company further understands that if the optionee disposes of the shares acquired by exercise of an incentive stock option before the expiration of the holding period described above, the optionee must treat as ordinary income in the year of that disposition an amount equal to the difference between the optionee’s basis in the shares and the lesser of the fair market value of the shares on the date of exercise or the selling price. In addition, the Company will be entitled to a deduction equal to the amount the employee is required to treat as ordinary income.

If the exercise price of an option is paid by surrender of previously owned shares, the basis of the shares surrendered is carried over to the shares received in replacement of the previously owned shares. If the option is a nonstatutory option, the gain recognized on exercise is added to the basis. If the option is an incentive stock option, the optionee will recognize gain if the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the applicable holding period. This gain will be added to the basis of the shares received in replacement of the previously owned shares.

When a stock appreciation right granted pursuant to the Plan is exercised, the employee will realize ordinary income in the year the right is exercised equal to the value of the appreciation which he is entitled to receive pursuant to the formula described above, and the Company will be entitled to a deduction in the same year and in the same amount.

An employee who receives restricted stock subject to restrictions which create a “substantial risk of forfeiture” (within the meaning of section 83 of the Code) will normally realize taxable income on the date the shares become transferable or are no longer subject to substantial risk of forfeiture or on the date of their earlier disposition. The amount of such taxable income will be equal to the amount by which the fair market value of the shares of common stock on the date such restrictions lapse (or any earlier date on which the shares are disposed of) exceeds their purchase price, if any. An employee may elect, however, to include in income in the year of purchase or grant the excess of the fair market value of the shares of common stock (without regard to any restrictions) on the date of purchase or grant over its purchase price. The Company will be entitled to a deduction for compensation paid in the same year and in the same amount as income is realized by the employee.

An employee who receives a stock award under the Plan consisting of shares of common stock will realize ordinary income in the year that the shares are received in an amount equal to the fair market value of such shares, and the Company will be entitled to a deduction equal to the amount the employee is required to treat as ordinary income. An employee who receives a cash award will realize ordinary income in the year the award is paid equal to the amount thereof, and the amount of the cash will be deductible by the Company.

As to restricted stock units and other incentives granted under the Plan that are payable either in cash or shares of our common stock that are either transferable or not subject to substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to (a) the amount of cash received or, as applicable, (b) the excess of (i) the fair market value of the shares received (determined as of the date of receipt) over (ii) the amount (if any) paid for the shares by the holder of the incentive. We will generally be entitled at that time to an income tax deduction for the same amount.

The Plan is intended to enable the Company to provide certain forms of performance-based compensation to executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Code. Section 162(m) provides that, subject to certain exceptions, the Company may not deduct compensation paid to any one of certain executive officers in excess of $1 million in any one year. Section 162(m) excludes certain performance-based compensation from the $1 million limitation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR Proposal No. 3.

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Proposal No. 4

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending January 31, 2016. While it is not required to do so, our Board is submitting the selection of PricewaterhouseCoopers LLP for ratification in order to ascertain the views of our shareholders with respect to the choice of audit firm. If the selection is not ratified, the Audit Committee will reconsider its selection. Representatives of PricewaterhouseCoopers LLP are not expected to be at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE UFORU Proposal No. 4.

BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors held four regular meetings and seven telephonic meetings during the last fiscal year. The Company has an Audit Committee, Personnel and Compensation Committee and Governance Committee. All directors attended at least 75 percent of their Board and Committee meetings.

Governance Committee.
Members:	Cynthia H. Milligan (Chair) Jason M. Andringa Thomas S. Everist Mark E. Griffin Kevin T. Kirby Marc E. LeBaron

Independence:	All of the Committee members meet the independence requirements of Nasdaq listing standards.

Responsibilities:
The Governance Committee reviews corporate governance standards and nominates candidates for the Board of Directors. It met two times in fiscal 2015. The Committee is also responsible for assessing the Board's effectiveness. It has established policies regarding shareholder communications with the Board, nominations and related party transactions which are available on the Company's website, www.ravenind.com.

Charter:	The Charter is available on Raven's website, www.ravenind.com.

Audit Committee.
Members:	Kevin T. Kirby (Chair) Jason M. Andringa Cynthia H. Milligan

Independence and Financial Expertise:
The Board has determined that each member of this Committee meets the requirements to be named “audit committee financial experts” as defined by the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. The Committee members also meet the independence requirements of Nasdaq listing standards, including the applicable independence requirements for audit committee membership.

Responsibilities:
The Audit Committee monitors the Company's procedures for reporting financial information to the public. It held six meetings in fiscal 2015 with management and the independent registered public accounting firm. It is directly responsible for the appointment, compensation and oversight of the independent registered public accounting firm and has the sole authority to appoint or replace the independent registered public accounting firm. The Committee reviews the scope of the annual audit and also discusses the results for the quarter and the Company's earnings release draft with management and the independent registered public accounting firm. It also reviews related reports and recommendations and pre-approves any non-audit services provided by such firm. The Committee maintains open lines of communication with the Board of Directors, Raven's financial management and the independent registered public accounting firm. See the “Audit Committee Report” on page 33.

Charter:	The charter is available on Raven's website, www.ravenind.com.

Personnel and Compensation Committee.
Members:	Mark E. Griffin (Chair) Thomas S. Everist Marc E. LeBaron

Independence, Insiders and Interlocks:
All of the Committee members meet the independence requirements of Nasdaq listing standards, including the applicable independence requirements for compensation committee membership. No executive officer of the Company served as a member of the Compensation Committee or Board of Directors of another entity in which one of whose executive officers served on the Company's Compensation Committee or Board of Directors during fiscal 2015.

Responsibilities:
The Committee reviews the Company's executive remuneration policies and practices, and makes recommendations to the Board in connection with compensation matters affecting the Company. It held three meetings in fiscal 2015. Compensation matters concerning the Chief Executive Officer were approved by the full Board in executive session, with the Chief Executive Officer excused. See the “Compensation Committee Report” on page 22.

Charter:	The charter is available on Raven's website, www.ravenind.com.

4CORPORATE GOVERNANCE

Leadership Structure. Raven has kept the CEO and Chairman positions separate since 1961. The duties of the Chairman of the Board include collaborating with the CEO to establish an agenda for Board and shareholder meetings, chairing the meetings, and calling executive sessions, as needed. The Chairman, along with the Governance Committee, leads the establishment of governance standards. The Chairman also helps facilitate communication among Board members and with Raven management.

The Board does not have a firm policy as to whether the position of the Chair and the position of the CEO should be separate and intends to preserve the freedom to decide what is in the best interests of the Company at any point of time. However, the Board does strongly endorse the concept of one of the outside directors being in a position of leadership for the rest of the outside directors.

Nominations to the Board of Directors. The Governance Committee of the Board of Directors seeks to recruit highly skilled and participative candidates who have the ability to strengthen the Board of Directors. Current directors whose performance, capabilities and experience meet the Company's expectations and needs are typically nominated for reelection. In accordance with Raven's Nominations Policy dated August 28, 2012, directors are not re-nominated after they reach their 72nd birthday.

Pursuant to the Company's Articles of Incorporation, the size of the Board shall be between seven and eleven members. The Bylaws provide that the number of directors within the range of seven and eleven members will be established by action of the Board. A majority of the directors must be independent, as defined by the Securities and Exchange Commission and the Nasdaq Stock Market. The Company's lawyers, investment bankers and others with business links to the Company may not become directors. Interlocking directorships are not allowed.

Recognizing that the contribution of the Board will depend on not only the character and capabilities of the directors taken individually but also on their collective strengths, the Board should be composed of:

•	Directors chosen with a view toward bringing to the Board diverse experiences and backgrounds relevant to the Company's business;

•	Directors who will form a balanced core of business executives with varied expertise;

•	Directors who have substantial experience outside the business community - in the public, academic or scientific communities, for example; and

•	Directors who will represent the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies.

In considering possible candidates for election as a director, the Governance Committee is guided in general by the composition guidelines established above and, in particular, by the following:

•	Each director should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others and exercise good judgment;

•	Each director should be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	Each director should possess substantial and significant experience which would be of particular importance to the Company in the performance of the duties of a director;

•	Each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director; and

•	Each director should have the capacity and desire to represent the balanced, best interests of the shareholders as a whole.

Consistent with the Company's Bylaws, and the Governance Committee Charter, the Governance Committee will review and consider for nomination any candidate for membership to the Board recommended by a shareholder of the Company, in accordance with the evaluation criteria and selection process described above. Shareholders wishing to recommend a candidate to the Governance Committee for consideration in connection with an election at a specific annual meeting should notify the Governance Committee well in advance of the meeting date to allow adequate time for the review process and preparation of the proxy statement, and in no event later than the first day of February. Also, shareholders may submit director nominations to bring before future annual meetings by complying with the advance notice procedures contained in the Company's Amended

Bylaws. See the timing requirements described under the heading “Other Matters - Procedures for Submitting Shareholder Proposals - Proposals or Director Nominations not Included in the Proxy Statement.”

Risk Oversight. The Board provides oversight as to how management runs the business, including management's approach to risk tolerance and risk management. Management is directly responsible for risk management. The Board considers risk management in its deliberations on various matters and has delegated aspects of its risk oversight role to certain committees. The Audit Committee considers risk, including the impact of legal, credit and regulatory compliance matters, when evaluating the integrity of Raven's financial statements. The role of the audit process and internal control systems, including the role of the Board, in monitoring and controlling risk is also reviewed by the Audit Committee. The Personnel and Compensation Committee evaluates performance of the CEO, including risk tolerance and “tone at the top." This Committee also considers the structure of the Company's compensation plans and how they might affect risk tolerance and fraud risk. The Governance Committee considers risk when determining the Board leadership structure, nominating Directors and evaluating Board performance. These Committees, which all consist solely of independent Directors, are empowered to perform independent investigations of corporate matters, should the need arise. Each quarter the full Board reviews developments within various risk categories, such as product performance, concentration and technology innovation, and reviews insurance coverage at least annually with management. The Board also considers the risk implications of Raven's business strategies, including international growth and acquisitions, along with its execution of those strategies, as the Board monitors overall Company performance.

Short Sales, Hedging and Pledging. In accordance with Raven's Policy on Avoidance of Insider Trading, the Company prohibits short sales and hedging transactions in the Company's common stock by officers and directors. The Policy also strongly discourages pledging Company securities as collateral for a loan and requires prior consent to do so.

Code of Ethics. The Board of Directors, through its Governance Committee, has adopted a Code of Conduct that applies to directors, officers and all employees of the Company. The Code of Conduct is available on Raven's website at www.ravenind.com.

Certain Relationships and Related Transactions. Mrs. Milligan is on the Board of Directors of Wells Fargo and Co., the parent company of Wells Fargo Bank, N.A., which provides transfer agent and registrar services, and borrowings to the Company under a line of credit. The terms of the services and credit line were considered by management competitive with other resources generally available to the Company. There were no borrowings under the credit line in fiscal 2015. As of March 30, 2015, Raven had $0.9 million of letters of credit and no other amounts outstanding under the line of credit.

Raven has adopted a written policy governing related party transactions. Under this policy, before effecting or continuing any “related party transaction,” the Audit Committee of the Board must first ratify or approve of the transaction and conclude that the transaction is on terms comparable to those that the Company could reasonably expect in an arm's length transaction with an unrelated third party. Under the policy, a “related party transaction” is any transaction with a related party other than one generally available to all Company employees or involving an amount less than $25,000. A “related party” is (i) a senior officer or a director, including members of their immediate family, (ii) a holder of more than 5% of our common stock, or (iii) an entity owned or controlled by the persons described in clauses (i) or (ii). The policy is available on Raven's website at www.ravenind.comH. The Company's relationship with Wells Fargo is reviewed annually under this policy.

Board Diversity. The Board recognizes that diverse backgrounds and experiences are helpful to its deliberations and includes these attributes in its nominations policy outlined in “Corporate Governance - Nominations to the Board of Directors” above. The Governance Committee seeks candidates for the Board who will represent the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies. Raven does not have a formal Board diversity policy.

Communications with the Board of Directors. The Board of Directors believes that the most efficient means for shareholders and other interested parties to raise issues and questions and to get a response is to direct such communications to the Company through the office of the Secretary of the Company. Other methods are also described in the Investor Relations section of the Company's website, www.ravenind.comH.
If, notwithstanding these methods, a shareholder or other interested party wishes to direct a communication specifically to the Board of Directors, a letter to the Board is the most appropriate method. To insure that the communication is properly directed in a timely manner, it should be clearly identified as intended for the Board:

Raven Industries, Inc.
Attention: Board Communications - (Director Name if applicable)
P.O. Box 5107
Sioux Falls, SD 57117-5107

The Corporate Secretary's Office will collect and organize all such communications. A summary of communications received will be periodically provided to the Company's Governance Committee, who will make the final determination regarding the disposition of any such communication.

The Board believes that the Company should speak with one voice and has empowered management to speak on the Company's behalf subject to the Board's oversight and guidance on specific issues. Therefore, in most circumstances the Board will not respond directly to inquiries received in this manner but may take relevant ideas, concerns and positions into consideration.

Attendance at Annual Meeting. The Company schedules its Annual Meeting concurrent with a regularly scheduled Board meeting and expects its directors to attend the Company's Annual Meeting. All seven directors attended last year's Annual Meeting.

NON-MANAGEMENT DIRECTOR COMPENSATION

During fiscal 2015, directors who were not full-time employees of the Company were paid a retainer fee of $30,000 cash, plus $1,500 for each board meeting and $1,000 for each committee meeting. The Board Chair receives an additional annual fee of $10,000 paid on the annual meeting date, in addition to Board and Committee fees. The Audit Committee Chair receives $4,000 annually for quarterly audit updates and other duties. The Personnel & Compensation Committee Chair receives an additional annual cash retainer of $4,000 and the Governance Committee Chair receives an additional annual cash retainer of $2,000 for other duties.

Directors received an annual grant of a Stock Unit Award under the Deferred Compensation Plan for Directors of Raven Industries, Inc. (the "Director Plan") originally approved by the shareholders on May 23, 2006. Directors receive a grant of Stock Units in an amount equal to $60,000 divided by the closing stock price on the date of the Annual Meeting. Retainers may also be deferred under this plan. Under the Director Plan, amounts are deferred until retirement, or a later date upon the election of the director. Deferred payouts under the Director Plan are paid in Raven common stock. In March 2014, the Board amended the Director Plan to provide that, commencing with the grants on the date of the 2014 Annual Meeting, such grants will be considered grants of restricted stock units under the Company's 2010 Stock Incentive Plan, as amended (the "Incentive Plan"), and such grants and the common stock issued thereunder will reduce the share limitation under the Incentive Plan.

Director Compensation Table
Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
	($)	($)	($)	($)
Thomas S. Everist	61,000	60,000	—	121,000
Jason M. Andringa	59,000	60,000	—	119,000
Mark E. Griffin	56,000	60,000	—	116,000
Marc E. LeBaron	56,000	60,000	—	116,000
Kevin T. Kirby	59,000	60,000	—	119,000
Cynthia H. Milligan	61,000	60,000	—	121,000

(1) Mr. Andringa and Mr. LeBaron each deferred $30,000 of their retainers into Stock Units under the Director Plan.
(2) Represents 2,002 fully vested Stock Units valued at $29.97 per Unit, the price of Raven common shares on the date of the Award, May 22, 2014.
(3) Does not include perquisites and benefits, which totaled less than $10,000 for each director.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Raven's executive compensation program, developed by management and approved by the Personnel and Compensation Committee of the Board of Directors (the “Committee”), is intended to be simple and straightforward, focused on a few key performance metrics, and balanced appropriately among:

•	Employees, managers and executives

•	Long-term and short-term objectives

•	Financial and stock performance

•	Cash and equity compensation

The compensation program is designed to align the interests of the executive team with those of Raven shareholders. The plan uses salary and benefits, a management incentive program and long-term equity incentives to achieve this goal, with a focus on tying compensation to corporate performance. Retention of top talent and achievement of corporate objectives measure the effectiveness of the Company's compensation program.

Raven also uses non-compensatory programs, such as annual performance reviews, employee development and education programs, and succession planning to retain and further cultivate talent. The Committee and management believe these programs are more effective than compensation alone for optimizing talent utilization and executive development.

In November 2014, the Committee engaged an independent compensation consultant to update the consultant's analysis conducted three years ago on executive compensation levels and programs. The previous 2012 analysis had found that despite Raven's strong performance, near the top of comparable companies, executive compensation was well below median levels for the peer group. At that time, the consultant recommended that compensation be increased over time to approach such targeted median levels for the peer group. In April 2012, the Committee, as recommended by the consultant, approved a long-term incentive plan ("LTIP") for executives and other key employees, including an emphasis on performance-based grants, and took other action to increase compensation levels. The consultant's updated 2014 analysis found that, although Raven’s executive compensation remains below median levels for its peer group, the Committee has made progress in closing the gap in salary and annual incentives when compared to median levels over time.

Raven's financial performance for the year ended January 31, 2015, included lower sales and net income, falling 4% and 26% respectively. Although fiscal 2015 growth targets were not achieved, Raven delivered an 8.4% return on sales, 9.5% return on average assets, and 11.4% return on average shareholders equity. By comparison, in fiscal 2014, Raven's sales and profits were down 3% and 18% respectively from the prior year, and returns on sales, assets and equity were all stronger in fiscal 2014. The Company's historical investment in business expansion, along with strong management, have contributed to solid performance on these returns ratios in recent periods.

Raven's executive compensation levels have been closely tied to these company performance levels. For fiscal 2015 and 2014, overall cash compensation levels were down because annual management incentive plan payments declined with the declines in net income. Further, the addition of the performance-based RSUs increase the relationship between pay and performance. For the RSUs granted in fiscal 2013 and 2014, vesting and the level of performance shares received will depend on Raven's return on sales over the three-year period. For the RSU's granted in fiscal 2015 and 2016, vesting and the level of performance shares received will depend on Raven's return on equity over the three-year period.

Objectives of the Company's Executive Compensation Program

Alignment with Shareholder Interests
Raven's compensation program is designed to motivate and reward Raven's executives to achieve the short and long-term goals that will enhance and protect shareholder value. The short-term goals are embodied in our annual compensation plans and include income growth, efficient working capital utilization, return on sales and return on assets. The goals are set to be both challenging and achievable, so as to encourage reasonable risk taking and motivate performance. Building on these short-term objectives, the program also seeks to reward executives for enhancing shareholder value over the long term. Raven's long-term objectives include growing sales and net income and efficiently utilizing invested capital.

In order to strengthen the relationship between corporate financial objectives and compensation levels, and consistent with the advice of the independent consultant, in April 2012, the Committee approved the LTIP, with goals closely tied to the long-term creation of shareholder value. To strengthen the relationship between awards under the LTIP and shareholder returns, on February 6, 2014, the Committee approved the use of return on equity as the financial metric for RSUs granted under the LTIP starting in fiscal 2015.

Retention
Retention aspects of the program are designed to take advantage of the experience of Raven executives and avoid unwanted turnover in the executive team. The executive officers identified on the Summary Compensation Table on page 24 (the “Named Executives”) average 11 years experience with Raven. The Committee and management believe that promotion from within and length of tenure at every level of the organization enhances productivity and decision quality.

Internal Equity and Competitiveness
Raven believes in internal equity and that having competitive compensation policies are critical to talent retention and recruiting. The Committee and management compare executive pay to other key managers and employees, both inside Raven and externally. The Company recognizes the risk of not being able to recruit top talent or losing top talent to competitors or others with higher compensation levels. Raven's growth strategy and compensation philosophy will be difficult to sustain if management turnover is high and the Company is required to recruit from outside Raven to fill numerous key positions. Therefore, as the compensation consultant's updated analysis shows, the Committee has made progress in closing the gap in target compensation levels between the Company and its peer group, especially with grants under the LTIP.

Role of Management, the Personnel and Compensation Committee and Consultants

In 2012, the Committee retained an independent executive compensation consultant, The Delves Group (the "Consultant"), to conduct a competitive compensation analysis of Raven's top nine executives. The term "Consultant" now refers to Towers Watson, which acquired The Delves Group in 2013. The Consultant delivered a report to the Committee in March 2012. The Consultant did not provide any consulting services to Raven management. The Consultant provided an updated analysis to the Committee in November 2014.

The President and Chief Executive Officer of Raven recommends executive compensation for all other executives to the Committee for approval annually. He has continued to use the information and analysis in the Consultant's reports to provide additional perspective to his recommendations. Management also updates peer group information at the request of the Committee.

The Committee approves executive salaries, benefits and LTIP grants. The Committee determines the appropriate compensation of the President and Chief Executive Officer and makes decisions on CEO compensation in executive session. CEO compensation is approved by the independent directors of the full Board in executive session.

Benchmarking

In its November 2014 analysis, the Consultant used data from two sources for comparison to Raven’s executive compensation:

•	The 2014 Towers Watson CSR Top Management Compensation U.S. Survey Report
(representing a 50/50 blend of the General Industry Executive Compensation Survey and
the High Technology Executive Compensation Survey)

•	Proxy statements from a peer group of 16 companies

In fiscal 2015, the Consultant recommended to the Committee changes to the peer group, developed in fiscal 2012, in order to better reflect companies with size and industry comparable to Raven. The peer group is listed below. The Committee believes that these 16 companies are an appropriate peer group for comparison, as well as a group that is large and diverse enough so that any one company does not alter the overall analysis. The survey data used by the Consultant was updated to include performance metrics reflected in the peer companies' most recently released proxy statements. Raven's size was below the peer group median, as was the Company's return on sales. The return on equity and invested capital were above the peer group median, while the return on assets remained among the highest in the peer group.

($In millions)
Company Name	Revenue*

ADTRAN, Inc.	641.7
AeroVironment, Inc.	251.7
American Science and Engineering, Inc.	190.2
Astronics Corporation	339.9
Badger Meter Inc.	364.8
Chase Corporation	224.0
Cognex Corporation	486.0
Daktronics, Inc.	552.0
Ducommun, Inc.	736.7
Erickson Air-Crane, Inc.	318.2
FEI, Company	949.4
HEICO Corporation	1,132.3
II-VI, Inc.	683.3
Lindsay Corporation	617.9
MTS Systems Corporation	564.3
Rogers Corporation	556.0

* Represents most recently reported annual revenue as of March 30, 2015

As it did in November 2014, the Committee intends to re-evaluate the peer group periodically, with the advice of an independent consultant, to ensure that the companies listed continue to represent an appropriate peer group for comparison.

Components of the Company's Executive Compensation Program

Base Salary
Salaries for the Named Executives are based on the scope of their responsibilities, performance, experience and potential. The salaries of their peers and direct reports inside and outside the Company were considered when setting salary levels. The primary objectives addressed by base salary in the Compensation Program are to retain and attract qualified and experienced executives into these positions. The base salary indicates the basic level of compensation commitment that Raven has to each of the Named Executives and their positions in the Company.

As management has had to recruit for executive talent and managers on a nationwide basis, the Company has been working to ensure that the Raven salary scale is more competitive and less compressed. The 2012 report of the Consultant, based on a comparison with the peer group, confirmed that executive salaries at Raven had fallen behind national competition. The Committee continued to increase salaries for all of the Named Executives in the fiscal year ended January 31, 2015 (fiscal 2015) over fiscal 2014 levels and 2013 levels, but at a much more modest rate than the increases in the prior two years because of the decline in the Company's net income. The November 2014 analysis by the Consultant indicates that the base salaries of the Named Executives continue to be below the mean as compared to peer group companies. The Committee has not committed to future salary adjustments and continues to believe that the Company should focus on increasing at-risk compensation, such as annual management incentives and performance-based awards under the LTIP and stock options, to continue to make executive compensation more competitive. The Committee will continue to closely monitor the competitiveness of base salaries. The salary increases for the individual Named Executives are discussed under “Executive Compensation for the Named Executives” below.

Management Incentive Plan
The management incentive plan is intended to pay the Named Executives when they achieve the annual growth objectives of their operations. Incentive payment maximums for the Named Executives ranged from 110% to 150% of annual base salary in fiscal 2015, which is designed to put a sizable portion of the Named Executives' cash income at risk if annual objectives are not achieved.

Incentive payments are based on formulas defined and documented at the beginning of Raven's fiscal year. Income based formulas in fiscal 2015 were targeted so that if approximately 11.5% income growth was achieved, the incentive would pay about 65% of maximum payout levels. Payments would be 30% of maximum if income was flat and would be zero if income declined by 10% or more. Maximum payouts would occur at 23% income growth, 13% return on sales and 18% return on assets. The ranges set for the performance ratios are based on peer group comparisons. The Committee approves the incentive plans, which are usually paid in March of the following year. The ranges are intended to be challenging yet achievable, with the maximum level intended to be difficult to achieve. The table included in footnote 6 to the Summary Compensation Table shows the level of payouts based on the various objectives for the past three fiscal years.

For fiscal 2015, incentive payments for the Chief Executive Officer, the Chief Financial Officer and the General Counsel were based primarily on achieving net income targets with a smaller percentage based on targets for return on sales and return on assets. Mr. Rykhus could have had a maximum payout of 100% of base salary based on company-wide net income, 25% based on return on sales and 25% based on return assets. The calculation for maximum payout for Mr. Iacarella and Ms. Herseth Sandlin was 80% of base salary based on company-wide net income, 15% based on return on sales and 15% based on return on assets. Income based incentives were set to begin when net income exceeded $38,600,000 and, for Mr. Rykhus, were designed to result in a payment of 65% of base salary at the targeted level of net income of $47,800,000 and the maximum incentive payment of 100% of his base salary if Raven achieved the high end of the income range ($52,800,000 in net income for fiscal 2015). Mr. Iacarella's and Ms. Herseth Sandlin's incentives were based on criteria similar to Mr. Rykhus, with 52% of base salary payable at the targeted level of $47,800,000 in net income and the maximum incentive payment of 80% of their base salary if Raven achieved $52,800,000 in net income.

The other Named Executives were responsible for specific business units. Their incentives for fiscal 2015 were based on achieving growth objectives for their respective operating units and the corporation. Operating unit objectives included levels of operating income net of a charge for working capital utilization. Messrs. Burkhart and Stroschein, as Division Vice Presidents, could have had a maximum payout of 80% of base salary for fiscal 2015 based on divisional results, 10% of base salary based on company-wide net income, 10% based on return on sales and 10% based on return on assets. The details of these incentive plans and the actual payouts are described under “Executive Compensation for Fiscal 2015 for the Named Executives” below.

Stock Options and Performance-Based Restricted Stock Units
In April 2012, as recommended by the Consultant, the Committee reduced the number of stock options being granted annually and adopted an annual long-term incentive plan (LTIP). The Committee approved grants to our executives of both stock options and performance-based RSUs that vest after three years based on the achievement of three-year targets. In fiscal 2013 and 2014, the target was based on the three-year average for return on sales. The Committee changed the target performance measure to return on equity for fiscal 2015 and 2016 RSU grants. LTIP levels for the executives are equally split between options and performance based RSUs. At the end of the three-year RSU vesting period, if at least the minimum level is reached for the three-year performance goals, the shares received under the awards will vary from 50-150% of the targeted level depending on the level of performance achieved. The inclusion of the performance-based RSUs in the LTIP has increased the percentage of the executives' compensation that is variable based on long-term performance.

The Committee believes these long-term performance-based incentives further align executive compensation with the Company's objectives by using the three-year long-term incentive plan to help sustain Raven's strong performance on return on sales and return on equity over the long term, while the stock options continue to tie an element of compensation to actual shareholder returns. The LTIP has also improved the competitive level of executive pay at Raven because the LTIP targets incentive compensation at least at the 60th percentile of incentive compensation for the peer group.

Stock options are designed to promote the alignment of long-term interests between an executive and Raven shareholders as well as to assist in the retention of executives and key employees. The ultimate value to the executives is directly tied to the value of Raven common shares. The regular option grants are made annually, vest in equal installments over four years and expire in five years. The Committee and management believe the policy of granting options annually, along with the relatively short life of the options, helps prevent option holders from benefiting from long-term increases in the stock market and more effectively ties their compensation to Raven's success. The shorter life also reduces option expense recorded on the income statement. The Committee has never reset an option price.

Raven's stock options and RSUs have a retirement provision that provides for accelerated vesting if the employee retires at a time when the sum of his or her age and years of service exceeds 80. The agreements require one year of service after the grant before the retirement provision can be invoked. The Committee believes that the retirement provisions encourage executives to remain with Raven or, in certain instances, to give additional notice before retiring.

Stock Retention Policy for Executives
Raven has a policy requiring executives to retain 50% of the “net profit shares” obtained via stock option or award. Our executives are strongly encouraged not to sell shares other than when paying taxes on option exercises. Executives have historically retained a substantial portion of their shares. The shares owned by the executive officers of the Company are listed on page 2 of this proxy statement under the caption “Ownership of Common Stock.”

All Other Compensation
Raven provides other benefits to executives, which we believe to be reasonable, competitive and consistent with the overall compensation program. Raven considers these items in conjunction with base salary in meeting the objectives of retaining and attracting qualified and experienced executives. These items are detailed in footnote 7 to the Summary Compensation Table. The 401(k) and profit sharing benefits are essentially the same as all other Raven employees receive. Raven also provides supplemental health and wellness benefits available to its executives to encourage a healthy lifestyle. To the extent insurance and health benefits are subject to income taxes, executives are reimbursed for this additional tax.

Post-termination Compensation and Benefits
Raven has an employment agreement with each Named Executive, which provides for a 30-day notice period before termination and outlines the employment benefits discussed under “All Other Compensation” above and retirement benefits. The purpose of the benefits is to attract and retain seasoned executives, rewarding their long-term commitment to Raven. Retirement benefits, available when the sum of the executive's age and years of service exceeds 80, represent a continuation of the health and insurance benefits outlined in “All Other Compensation” above.

Raven uses dual-trigger “Change in Control” severance agreements to protect it from the loss of executive talent during a change in control of the Company. Upon a change in control, positions held by the Named Executives may be at risk. By providing a cash benefit of one or two times salary and incentive payments if executives are terminated, the Committee believes that, in the event of a change in control, the agreements would serve to maintain stability within its executive group during what could be a potentially turbulent time. See “Potential Payments on Termination or Change in Control.”

Executive Compensation for Fiscal 2015 for the Named Executives

Chief Executive Officer
Mr. Rykhus is Raven's President and Chief Executive officer. His fiscal 2015 total compensation of $1,611,434 was 4% higher than in fiscal 2014 due primarily to a slightly higher base salary and management incentive plan payment in fiscal 2015. His base salary increased from $510,000 in February 2013 to $530,000 in 2014. The increase in Mr. Rykhus' salary reflects the Committee's efforts to make overall executive compensation more competitive. In fiscal 2014, his incentive plan maximum increased from 120% of salary to 150% of his salary to be more consistent with CEO's at other companies. Mr. Rykhus' incentive payment was $32,271, or 6% of salary, in fiscal 2015 compared to $8,323, or 2% of salary, in fiscal 2014. In both cases, the incentive payment was only a fraction of the incentive plan maximum because net income and return on assets were below target levels.

Mr. Rykhus’ reported LTIP compensation remained the same from fiscal 2015 compared to fiscal 2014, because the fair value of the awards was the same in both years. Mr. Rykhus’ ultimate payout based on each of these awards will depend on the Company’s performance for the three year period starting in the year of grant. In April 2015, Mr. Rykhus will receive the payout on his RSU grant in April 2012, based on the results for fiscal years 2013 through 2015.

Chief Financial Officer
Mr. Iacarella served as Raven's Chief Financial Officer until December 1, 2014. His total compensation of $594,165 decreased by 5% in fiscal 2015 due primarily to lower LTIP compensation. His objectives under the incentive plan were identical to Mr. Rykhus'. His maximum payout under the plan increased from 80% to 110% of salary in fiscal 2014. Mr. Iacarella’s incentive payment for fiscal 2015 was $8,907, or 3.5% of salary, compared to $3,060, or 1% of salary, in fiscal 2014. In both cases, the incentive payment was only a fraction of the incentive plan maximum because net income and return on assets were below target levels.

Mr. Brazones has been Raven's Chief Financial Officer since December 1, 2014. His total compensation for fiscal 2015 was $199,872, reflecting two months of salary, prorated bonuses, LTIP awards, and other compensation reflecting relocation expenses.

Vice President Applied Technology Division
Mr. Burkhart leads the Applied Technology Division. His fiscal 2015 total compensation of $647,135 decreased by 1% due primarily to lower management incentive plan payments compared to fiscal 2014. His base salary increased by 4% in fiscal 2015, reflecting the Committee's efforts to make overall executive compensation more competitive. His maximum payout under the incentive plan increased from 80% to 110% of salary in fiscal 2014. In fiscal 2015, the Applied Technology Division reported $31.6 million of operating income after capital charges, a 41% decrease from the prior year. Combined with the 26% decrease in corporate income, Mr. Burkhart's incentive plan payout was 2.5% of salary, based on return on sales and return on assets targets.

General Counsel and Vice President - Corporate Development
Ms. Herseth Sandlin is Raven's General Counsel and Vice President of Corporate Development. Her total compensation of $634,708 increased by 2% in fiscal 2015, due primarily to an increase in base salary and higher management incentive plan payment. Her base salary increased by 5.5% in fiscal 2015, reflecting the Committee's efforts to make overall executive compensation more competitive. Her objectives under the incentive plan were identical to the CEO and CFO. Her maximum payout under the plan was 110% of salary. In fiscal 2015, the actual payout was $9,435, or 3.5% of salary.

Vice President Aerostar Division
Mr. Stroschein leads the Aerostar Division. His total compensation of $723,667 in fiscal 2015 was 40% higher than in fiscal 2014 due primarily to a higher management incentive plan payment. His base salary increased by 3.5%, reflecting the Committee's efforts to make overall executive compensation more competitive. His maximum payout under the management incentive plan increased from 80% to 110% of salary in fiscal 2014. In fiscal 2015, the Aerostar Division reported $6.6 million of operating income after capital charges, a 17% increase from the prior year. Combined with the corporate return measures, Mr. Stroschein's incentive plan payout was 80% of salary in fiscal 2015.

COMPENSATION COMMITTEE REPORT

The Personnel and Compensation Committee of the Company's Board of Directors has reviewed and discussed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and discussion with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K and the Company's 2015 Proxy Statement.

Submitted by the Personnel and Compensation Committee of the Company's Board of Directors:

Mark E. Griffin Thomas S. Everist Marc E. LeBaron

EQUITY COMPENSATION PLAN INFORMATION

The following table presents the number of securities authorized for issuance under Raven's equity compensation plans as of January 31, 2015.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	1,084,622	$28.55	622,805
Equity compensation plans not approved by security holders	—	—	—
Total	1,084,622	$28.55	622,805

SUMMARY COMPENSATION TABLE
Name and Principal Position	Fiscal Year	Salary	Stock Awards	Option Awards	Non-equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)
			(4)	(5)	(6)	(7)
Daniel A. Rykhus	2015	530,353	500,093	499,338	32,271	49,379	1,611,434
President and	2014	510,000	499,977	499,583	8,323	35,144	1,553,027
Chief Executive Officer	2013	460,000	399,993	403,218	193,752	41,922	1,498,885

Steven E. Brazones (1)	2015	45,865	100,007	—	—	54,000	199,872
Vice President and
Chief Financial Officer and Treasurer

Thomas Iacarella (2)	2015	254,371	137,550	137,685	8,907	55,652	594,165
Vice President and	2014	250,000	164,973	164,349	3,060	39,843	622,225
Assistant Secretary	2013	230,000	164,986	166,546	62,970	38,527	663,029

Matthew T. Burkhart	2015	281,347	167,353	167,058	6,571	24,803	647,132
Division Vice President	2014	270,000	164,973	164,349	21,104	32,180	652,606
Applied Technology Division	2013	235,000	164,986	166,546	145,037	24,384	735,953

Stephanie Herseth Sandlin (3)	2015	269,250	167,353	167,058	9,435	21,612	634,708
General Counsel and	2014	255,000	172,463	171,819	3,121	18,188	620,591
Vice President of Corporate Development

Lon E. Stroschein	2015	243,430	132,638	132,178	193,789	21,632	723,667
Division Vice President	2014	235,000	129,955	129,978	959	22,951	518,843
Aerostar Division	2013	210,000	129,975	131,484	13,268	25,117	509,844

(1) Mr. Brazones was named Vice President and Chief Financial Officer on December 1, 2014.
(2) Mr. Iacarella was the Company's Chief Financial Officer until December 1, 2014. Compensation for fiscal 2015 reflects periods after he was no longer an executive officer.
(3) Ms. Herseth Sandlin was named General Counsel and Vice President of Corporate Development on August 27, 2012. She did not meet the criteria in fiscal 2013 to be included as a Named Executive.
(4)  Amounts shown reflect the aggregate fair value of restricted stock unit awards granted during the year based on achievement of targeted performance. Actual payments will be based on actual performance. The fair value of the awards based on achievement at or above the maximum performance level is as follows: Mr. Rykhus, $750,139; Mr. Iacarella, $206,325; Mr. Burkhart, $251,029; Ms. Herseth Sandlin, $251,029; Mr. Stroschein, $198,956. The fair values of the units are based on fair market value of the Company's common stock on the grant date.

(5) Amounts shown reflect the aggregate fair value of option awards granted during the year. Assumptions used in the calculation of this amount are included in Note 11 on pages 54-57 of the Company's Annual Report on Form 10-K.

(6) The following table describes the basis for payments under the annual management incentive plan.
Name and Business Unit	Fiscal Year	Consolidated Net Income	Divisional income	Other Factors	Total non-equity incentive plan compensation
			(a)	(b)
Daniel A. Rykhus	2015	—	N/A	32,271	32,271
Entire Company	2014	8,323	N/A	N/A	8,323
	2013	193,752	N/A	N/A	193,752

Thomas Iacarella	2015	—	N/A	8,907	8,907
Entire Company	2014	3,060	N/A	N/A	3,060
	2013	62,970	N/A	N/A	62,970

Matthew T. Burkhart	2015	—	—	6,571	6,571
Applied Technology Division	2014	1,102	20,002	N/A	21,104
	2013	14,847	130,190	N/A	145,037

Stephanie Herseth Sandlin	2015	—	N/A	9,435	9,435
Entire Company	2014	3,121	N/A	N/A	3,121

Lon E. Stroschein	2015	—	188,109	5,680	193,789
Aerostar Division	2014	959	—	N/A	959
	2013	13,268	—	N/A	13,268

(a) Based on operating income for the division less a charge for working capital utilization.
(b)  Fiscal 2015 management incentive included factors based upon return on sales and return on assets. No other factors besides consolidated net income and divisional income were used in fiscal 2014 and 2013.

(7) The following table describes key components of the All Other Compensation column in the Summary Compensation Table.
Name	Fiscal Year	Retirement benefit and profit sharing plans	Supplemental health benefits	Other fringe benefits	Tax reimbursement on taxable fringe benefits	Total all other compensation
		(a)	(b)	(c)
Daniel A. Rykhus	2015	10,780	18,938	6,075	13,586	49,379
	2014	10,367	12,476	4,451	7,850	35,144
	2013	10,122	17,128	5,210	9,462	41,922

Steven E. Brazones	2015	—	—	54,000	—	54,000

Thomas Iacarella	2015	10,297	12,804	22,655	9,896	55,652
	2014	10,267	8,567	11,050	9,959	39,843
	2013	10,323	8,807	11,202	8,195	38,527

Matthew T. Burkhart	2015	10,592	9,120	1,552	3,539	24,803
	2014	10,317	13,722	1,509	6,632	32,180
	2013	10,400	9,448	1,445	3,091	24,384

Stephanie Herseth Sandlin	2015	7,954	8,720	1,602	3,336	21,612
	2014	8,097	6,879	1,565	1,647	18,188

Lon E. Stroschein	2015	9,776	8,011	1,521	2,324	21,632
	2014	9,931	8,744	1,453	2,823	22,951
	2013	10,367	9,315	1,707	3,728	25,117

(a)  Represents the safe-harbor base and matching contributions under the Company's 401(k) plan. Also includes cash payments under the Company's Profit Plus plan which is paid equally to every employee, regardless of salary. The amounts under this plan were $250 in fiscal 2013, $0 in fiscal 2014 and $0 in fiscal 2015.

(b) Represents reimbursement for health and wellness expenses and reduced health care premiums under the Company's Senior Executive Officer and Senior Manager benefit policies.
(c) Mr. Brazones' other fringe benefits represent relocation costs paid during fiscal 2015. Mr. Iacarella's other fringe benefits reflect a $10,000 lump sum retirement benefit paid during fiscal 2015.

GRANTS OF PLAN BASED AWARDS IN FISCAL 2015
Name	Type of Award	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards ($)
			(2)			(3)
			Threshold	Target	Maximum	Threshold	Target	Maximum
	(1)		($)	($)	($)	(#)	(#)	(#)	(#)	($/Share)	(4)
Daniel A. Rykhus
	MIP	3/1/2014	0	536,250	825,000
	RSU	4/1/2014				7,635	15,270	22,905			500,093
	SO	4/1/2014							54,400	32.75	499,338

Steven E. Brazones
	RSU	12/2/2014				N/A	4,350	N/A			100,007

Thomas Iacarella
	MIP	3/1/2014	0	180,895	278,300
	RSU	4/1/2014				2,100	4,200	6,300			137,550
	SO	4/1/2014							15,000	32.75	137,685

Matthew T. Burkhart
	MIP	3/1/2014	0	200,200	308,000
	RSU	4/1/2014				2,555	5,110	7,665			167,353
	SO	4/1/2014							18,200	32.75	167,058

Stephanie Herseth Sandlin
	MIP	3/1/2014	0	191,620	294,800
	RSU	4/1/2014				2,555	5,110	7,665			167,353
	SO	4/1/2014							18,200	32.75	167,058

Lon E. Stroschein
	MIP	3/1/2014	0	173,030	266,200
	RSU	4/1/2014				2,025	4,050	6,075			132,638
	SO	4/1/2014							14,400	32.75	132,178

(1) Type of award: MIP - Management Incentive Plan; RSU - Restricted Stock Unit; SO - Stock Option.
(2) These columns represent the range of payouts under three scenarios. The threshold amounts represent the amounts paid if the minimum performance criteria is achieved. Approximately 67% of the payouts were based on earnings growth. No payments are made under the plans if earnings fall by 10% or more. The plan targets payouts at approximately 65% of the maximum. In the case of Mr. Rykhus, this would represent profit growth of approximately 11% over the prior year. Maximum payouts assume growth beyond the targeted level and are capped at 23% growth at the amounts shown. The remainder of the payouts were based on return on sales and assets compared to the Company's peer group historical returns. Actual amounts paid are outlined in note 4 of the Summary Compensation table on page 24.

(3) These columns represent the range of performance shares to be awarded under three scenarios. The threshold amounts represent the number of performance based shares to be awarded when restricted stock units (RSU's) vest if the minimum performance criteria is achieved. No performance based restricted stock units vest under these awards if the three year average return on equity is less than a minimum level. The percentage of performance based shares issued if performance is equal to the plan target is approximately 66.7% of the maximum. Mr. Brazones' restricted stock units award calls for 4,350 shares to be awarded on December 1, 2017.

(4)  Option awards reflect the Black-Scholes value of $9.179 as of April 1, 2014. All awards vest in equal installments over 4 years and expire after 5 years. RSU's are valued at the targeted performance level and the closing stock price of $32.75 on March 31, 2014 and $22.99 on December 1, 2014, the stock price on the last business day before the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL 2015 YEAR-END
Name	Option Awards (1)					Stock Awards (2)
	Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

		(#)	(#)
		Exercisable	Unexercisable	($)		(#)	($)
Daniel A. Rykhus	8/20/2010	50,000	—	15.485	8/20/2015
	11/30/2010	60,000	60,000	22.200	11/30/2015
	12/6/2011	45,000	15,000	29.995	12/6/2016
	4/2/2012	18,400	18,400	31.655	4/2/2017	14,180	304,019
	3/25/2013	13,378	40,125	32.850	3/25/2018	15,220	326,317
	4/1/2014	—	54,400	32.750	4/1/2019	15,270	327,389
Steven E. Brazones	12/2/2014					4,350	93,264
Thomas Iacarella	11/30/2010	24,000	—	22.200	11/30/2015
	12/6/2011	18,000	6,000	29.995	12/6/2016
	4/2/2012	7,600	7,600	31.655	4/2/2017	5,849	125,403
	3/25/2013	4,400	13,200	32.850	3/25/2018	5,022	107,672
	4/1/2014	—	15,000	32.750	4/1/2019	4,200	90,048
Matthew T. Burkhart	11/30/2010	18,000	—	22.200	11/30/2015
	12/6/2011	18,000	6,000	29.995	12/6/2016
	4/2/2012	7,600	7,600	31.655	4/2/2017	5,849	125,403
	3/25/2013	4,400	13,200	32.850	3/25/2018	5,022	107,672
	4/1/2014	—	18,200	32.750	4/1/2019	5,110	109,558
Stephanie Herseth Sandlin	8/27/2012	3,200	3,800	29.820	8/27/2017
	3/25/2013	4,600	13,800	32.850	3/25/2018	5,250	112,560
	4/1/2014	—	18,200	32.750	4/1/2019	5,110	109,558
Lon E. Stroschein	11/30/2010	15,000	—	22.200	11/30/2015
	12/6/2011	15,000	5,000	29.995	12/6/2016
	4/2/2012	6,000	6,000	31.655	4/2/2017	4,608	98,796
	3/25/2013	3,475	10,425	32.850	3/25/2018	3,956	84,817
	4/1/2014	—	14,400	32.750	4/1/2019	4,050	86,832
(1) All options vest in equal installments over 4 years and expire after 5 years.

(2)  Represents the number of performance based restricted stock units (RSUs) that will vest and be paid out in Raven Common Stock if the three year average return on sales or equity reaches a specified level. The performance factor percentage used represented the next highest level (threshold, target or maximum) to our actual period-to-date performance. The RSU shares expected to vest in fiscal 2016 have been adjusted to the most recent estimated performance factor as of January 31, 2015. The percentage of shares to be paid to the executive based on RSUs vesting at the plan target is approximately 66.7% of the maximum. The payout value is based on the Company's stock price of $21.44 at January 31, 2015.

OPTION EXERCISES IN FISCAL 2015
Name	Option Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise

	(#)	($)
Daniel A. Rykhus	17,600	263,502
Steven E. Brazones	—	—
Thomas Iacarella	15,500	215,063
Matthew T. Burkhart	14,266	158,777
Stephanie Herseth Sandlin	600	1,410
Lon E. Stroschein	800	13,540

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

The following table shows the payments and benefits that the Named Executives would receive in connection with a variety of employment termination scenarios and upon a change in control of Raven. The information assumes that termination occurred on January 31, 2015. Raven would provide all of the payments. There are no assets set aside for these benefits. The Named Executives must comply with confidentiality and non-competition provisions of the agreements to retain benefits.

The table does not include amounts otherwise due to the executives, such as earned but unpaid salary, bonus and vacation pay and benefits that would accrue to any salaried employee. The table does include the value of unvested stock options and restricted stock units (RSUs), which will vest upon a change in control for the Named Executives, as they would vest for all of Raven's other key employees, under the 2010 Stock Incentive Plan. Upon a change in control, the RSUs will vest at target levels of performance. In addition, unvested stock options vest upon retirement for the Named Executives, as they would vest for all of Raven's other key employees. RSUs vest on a pro-rata basis for employees who retire 12 months after the grant date.

Termination other than for a change in control is governed by employment agreements with the executives. These agreements require 30 days written notice before termination can occur. They also have retirement provisions that, if the executive's years of employment and age added together exceed 80, allow for early retirement. Early retirement triggers post-retirement benefits under the employment agreement. Retiring executives retain health care and other insurance benefits. The retired executive will be reimbursed for health expenditures up to a percentage (10% for Messrs. Rykhus and Iacarella, 3.5% for others) of the executive's highest salary and bonus over the last five years of employment. Retirement benefits continue until the last to die of the executive or spouse. In the case of Messrs. Rykhus, Brazones and Iacarella, the benefits are “grossed-up” for income tax purposes. In the event of an executive's death, the benefits available to the surviving spouse would be limited to vested retirement benefits.
Raven has Change in Control agreements with the Named Executives. A “Change in Control” includes (a) the acquisition by any person, entity or group of beneficial ownership of 25% or more of the then outstanding shares of Raven common stock; (b) certain changes in a majority of the members of our Board of Directors, or (c) approval by the shareholders of a reorganization, merger or consolidation (with certain exceptions), or of a liquidation, dissolution or sale of all or substantially all of Raven's assets.
For the executives to obtain benefits under the Change in Control agreements, a second triggering event must occur. This would include a termination without cause or a constructive termination (the executive terminates employment after an adverse change in the officer's status or compensation). The benefits include a lump sum payment equal to the product of (A) the sum of (i) the employee's annual base salary then in effect and (ii) 60% of the maximum target or goal amount under the Management Incentive Plan for the year in which the date of termination occurs and (B) a multiple of 2.0 for Messrs. Rykhus, Brazones and Iacarella, or 1.0 for others. The executive also vests under the applicable retirement benefits policy; provided that the benefits (A) will not become payable until the employee reaches age 65 (unless the benefits are payable at the employee's age at that time under the terms of the policy), and (B) will not be provided to the extent such benefits are provided by another employer at no cost to the employee.

Name	Type of Separation	Lump-sum benefits				Annual Benefits (1)
		Salary and Incentives	Value of Non-vested Stock Options	Value of Non-vested RSU's at Target	Total Lump-sum Benefits	Continued Insurance Coverage	Maximum Supplemental Health Benefits	Maximum Tax Reimbursement on Benefits	Total Maximum Annual Benefits

		($)	($)	($)	($)	($)	($)	($)	($)
						(2)	(3)	(3)
Daniel A. Rykhus	Without Cause	45,320	—	—	45,320	—	—	—	—
	For Cause	—	—	—	—	—	—	—	—
	Change in Control	2,077,680	297,750	924,621	3,300,051	13,370	93,134	61,061	167,565

Steven E. Brazones	Without Cause	22,083	—	—	22,083	—	—	—	—
	For Cause	—	—	—	—	—	—	—	—
	Change in Control	863,960	—	93,264	957,224	13,370	26,500	17,374	57,244

Thomas Iacarella	Without Cause	21,083	—	—	21,083	15,835	38,820	25,452	80,107
	For Cause	—	—	—	—	—	—	—	—
	Retirement	—	—	168,347	168,347	15,835	38,820	25,452	80,107
	Change in Control	839,960	—	309,465	1,149,425	15,835	38,820	25,452	80,107

Matthew T. Burkhart	Without Cause	23,750	—	—	23,750	—	—	—	—
	For Cause	—	—	—	—	—	—	—	—
	Change in Control	469,800	—	328,975	798,775	13,370	15,051	—	28,421

Stephanie Herseth Sandlin	Without Cause	22,333	—	—	22,333	—	—	—	—
	For Cause	—	—	—	—	—	—	—	—
	Change in Control	452,880	—	222,118	674,998	13,370	9,739	—	23,109

Lon E. Stroschein	Without Cause	20,667	—	—	20,667	—	—	—	—
	For Cause	—	—	—	—	—	—	—	—
	Change in Control	407,720	—	259,681	667,401	13,370	15,572	—	28,942

(1)  Annual benefits would begin immediately for executives eligible for retirement (Mr. Iacarella) and at age 65 for the other executives. They would continue until the last to die of the executive or spouse.

(2) Based on the current cost of the benefit. The program provides that the retiree will pay no more than active executives for coverage.
(3) Represents the annual limit for reimbursement. Actual expenses submitted to the plan may be less.

3INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

PricewaterhouseCoopers LLP served as the Company's independent registered public accounting firm during fiscal 2015. The Company's Audit Committee has engaged PricewaterhouseCoopers LLP to perform the annual audit and three quarterly reviews in fiscal 2016. The aggregate fees billed by PricewaterhouseCoopers LLP for fiscal 2015 and 2014 are presented in the following table:

	2015	2014
Audit (1)	$554,150	$412,850
Audit Related (2)	2,400	—
Tax Services (3)	85,900	15,000
Total Fees	$642,450	$427,850

All items included in the above fee summary were subject to Audit Committee pre-approval. Such approval was obtained from the Committee or the Chair of the Committee prior to services performed and/or billing of services.

(1) Total fees for the financial statement audit were in accordance with the respective engagement letters and include timely quarterly reviews. Billings for out-of pocket expenses are not included.
(2) Audit related billings include review of the Company's response to a comment letter from the SEC.
(3) Tax services include the review of corporate income tax filings, and advice and recommendations related to tax credits and due diligence.

3AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of Raven Industries, Inc. (the “Audit Committee”) is composed of three independent directors and operates under a written charter. A copy of this charter is available on the Company's website, www.ravenind.com. The Audit Committee selects the independent registered public accounting firm. The Audit Committee has the authority to determine all funding and make any expenditures it deems necessary in order to carry out its responsibilities and duties.

Management is responsible for Raven's internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an integrated audit of the Company's consolidated financial statements and of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee is responsible for monitoring and overseeing these processes.

In this context, the Audit Committee met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the consolidated financial statements were fairly presented and prepared in accordance with accounting principles generally accepted in the United States of America. Management also presented its conclusion that, as of January 31, 2015, internal control over financial reporting was effective. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees).

PricewaterhouseCoopers LLP provided to the Audit Committee the written disclosures required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and discussed the firm's independence. The Audit Committee also reviewed the services provided by PricewaterhouseCoopers LLP (as disclosed under the caption “Independent Registered Public Accounting Firm Fees”) when considering their independence.

Based upon the Audit Committee's discussion with management and the independent registered public accounting firm and the representations of management and the report of the independent registered public accounting firm, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended January 31, 2015, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company's Board of Directors:

Kevin T. Kirby Jason M. Andringa Cynthia H. Milligan

3OTHER MATTERS

Compliance with Section 16(a) of the Securities Exchange Act of 1934. Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the SEC and Nasdaq. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms received by us during the year ended January 31, 2015, and written representations that no other reports were required, we believe that all applicable Section 16(a) filing requirements were met on a timely basis with the exception that three of our directors—Thomas Everist, Mark Griffin and Kevin Kirby—each filed one late Form 4 in connection with a distribution of shares from an entity in which they were equity owners.

Solicitation. The Company will bear the cost of preparing, assembling and mailing the proxy, Proxy Statement, Annual Report and other material which may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by the Company for their expenses. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company, without extra compensation, may solicit proxies in person, by telephone or other means of communication.

Procedures for Submitting Shareholder Proposals:

Proposals for Inclusion in the Proxy Statement. Pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, any shareholder who desires to submit a proposal for action by the shareholders at the Company's 2016 annual meeting must submit such proposal in writing to President and CEO, Raven Industries, Inc., P.O. Box 5107, Sioux Falls, South Dakota 57117-5107, in a timely manner. In order to be included for the 2016 annual meeting, shareholder proposals must be received by the Company no later than December 12, 2015, and must otherwise comply with the requirements of Rule 14a-8. Shareholder proposals received after December 12, 2015, will not be included in the Company's proxy statement relating to the 2016 annual meeting.

Proposals or Director Nominations not Included in the Proxy Statement. For shareholder proposals or director nominations that a shareholder seeks to bring before the 2016 annual meeting but does not seek to have included in the Company's proxy statement and form of proxy for that meeting, the advance notice provisions contained in the Amended Bylaws will apply. In general, notice must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year's annual meeting. The notice must also contain specified information concerning the matters or director nominees to be brought before such meeting and concerning the shareholder proposing such matters or nomination. Therefore, to be presented at the Company's 2016 annual meeting, such a proposal must be received by the Company on or after January 12, 2016, but no later than February 11, 2016. If the date of the annual meeting is altered by more than 30 days from the date in the previous year, different deadlines will apply.

Due to the complexity of respective rights of the shareholders and the Company in this area, any shareholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. It is suggested that any such proposal be submitted by certified mail, return receipt requested.

The Board of Directors does not intend to present at the Meeting any other matter not referred to above and does not presently know of any matter that may be presented at the Meeting by others. However, if other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxies to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors,

Raven Industries, Inc.
Stephanie Herseth Sandlin
Secretary

RAVEN INDUSTRIES, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 21, 2015
9:00 a.m.

RAVEN INDUSTRIES

Raven Industries, Inc.
Box 5107
Sioux Falls, SD 57117-5107

proxy

This proxy is solicited on behalf of the Board of Directors.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side of this form.

If no choice is specified, the proxy will be voted "FOR" each of the nominees in Item 1 and "FOR" Items 2, 3 and 4.

By signing the proxy, you hereby appoint Thomas S. Everist and Daniel A. Rykhus, or either of them, each with the power to appoint his substitute, to represent and to vote all the shares of common stock of RAVEN INDUSTRIES, INC. held by you on March 30, 2015, at the ANNUAL MEETING OF SHAREHOLDERS to be held on May 21, 2015, and at any adjournments thereof.

NOTE: The proxies named above may choose to exercise cumulative voting in the manner described in the accompanying Proxy Statement.

See reverse for voting instructions.

RAVEN INDUSTRIES

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/ravn
Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 20, 2015.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 20, 2015.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

The Board of Directors Recommends a Vote FOR each of the following nominees:

1. Election of directors:

01 Jason M. Andringa
02 Thomas S. Everist
03 Mark E. Griffin
04 Kevin T. Kirby
05 Marc E. LeBaron
06 Cynthia H. Milligan
07 Daniel A. Rykhus

☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

If you wish to cumulate votes, please indicate your votes in the space that follows: ______________________

The Board of Directors Recommends a Vote FOR Proposals 2, 3 and 4.

2. To approve in a non-binding advisory vote the compensation of our executive officers disclosed in the proxy statement. ☐ For ☐ Against ☐ Abstain

3. Approval of amendment to the Raven Industries, Inc. Amended & Restated 2010 Stock Incentive Plan. ☐ For ☐ Against ☐ Abstain

4. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the Company's current fiscal year. ☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.